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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Alltrista Corporation 1998 Long-Term Equity Incentive Plan and the Alltrista Corporation 2001 Stock Option Plan and to the incorporation by reference therein of our report dated January 23, 2002 (except for Note 19, as to which the date is March 22, 2002), with respect to the consolidated financial statements and schedule of Alltrista Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP


New York, New York

May 10, 2002